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                         TEAM SPORTS ENTERTAINMENT, INC.
                           1111 SOUTH MAIN, SUITE 127
                               GRAPEVINE, TX 76051



December 31, 2001

Attention:  Richard K. Wulff
United States Securities and Exchange Commission
Washington, DC  20549

Re:      Team Sports Entertainment, Inc.    SEC File # 0-23100

Dear Mr. Wulff:

We hereby request that you withdraw the Form S-3 filed on August 3, 2001 for Team Sports Entertainment, Inc.

                                              Sincerely,

                                              TEAM SPORTS ENTERTAINMENT, INC.


                                              /s/ Terry Washburn
                                              ------------------
                                              Terry Washburn, CEO and Principal
                                              Accounting Officer